UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 16, 2015

KENNEDY-WILSON HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

151 S. El Camino Drive Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 16, 2015, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Kennedy-Wilson Holdings, Inc. (the “Company”) approved the grant of restricted stock awards covering shares of the Company’s common stock (the “restricted shares”) under the Company’s Amended and Restated 2009 Equity Participation Plan (as amended, the “Plan”) to each of the Company’s named executive officers (the “executives”).
Vesting. The restricted shares will vest over a three-year period based on the Company’s return on equity and the executive’s continued employment with the Company. One-third of the restricted shares will vest if the Company’s return on equity (as defined in the applicable award agreement) for the applicable Company fiscal year equals or exceeds 9% (the “performance goal”), and the executive remains employed with the Company or its subsidiaries until at least March 15 of the year following such fiscal year. The performance periods over which the Company’s return on equity will be measured for the awards will be the Company’s fiscal years ending December 31, 2015, 2016 and 2017. To the extent that the vesting requirements described above are not satisfied as of any March 15 vesting date, the restricted shares subject to vesting on such vesting date will be completely forfeited as of such date.
No-Sale Period; Transferability. The restricted shares generally will not be transferable unless and until such shares vest. In addition, notwithstanding the foregoing, an executive may not, without the consent of the Compensation Committee, transfer, sell or otherwise dispose of any vested restricted shares prior to the earlier to occur of (i) the third anniversary of the date on which such shares vest, or (ii) the occurrence of a Change of Control. The transfer restrictions described in the preceding sentence will not apply to any transfer of shares to the Company, any transfer of shares in satisfaction of applicable withholding obligations with respect to the restricted shares, or any transfer following the termination of an executive’s employment with the Company or its subsidiaries (including by will or pursuant to the laws of descent and distribution).
Dividends. Any dividends declared on the Company’s common stock with respect to any unvested restricted shares will not be paid to the executive on a current basis, but will instead accumulate and be paid to the executive in a lump sum on the date (if any), and only to the extent, that the underlying restricted shares vest.
Change of Control. In the event of a Change of Control of the Company (as defined in the Plan), all then-unvested restricted shares will vest in full as of the date of the Change of Control, subject to the executive’s continued employed until at least immediately prior to the Change of Control.
Certain Terminations of Employment. Except as otherwise described below, any restricted shares that have not vested as of the date on which an executive’s employment terminates for any reason will be cancelled and forfeited by the executive.
If an executive’s employment is terminated by the Company or its subsidiaries without “cause” (as defined in the Plan) or by the executive for “good reason” (as defined in the applicable award agreement), the Compensation Committee may, in its sole discretion, waive the requirement that the executive remain employed by the Company or its subsidiaries following the date of termination, such that any restricted shares that remain eligible to vest will become fully vested if the applicable Performance Goal is subsequently achieved.
In addition, if an executive’s employment terminates due to the executive’s death or “total and permanent disability” (as defined in the Plan), the requirement that the executive be employed by the Company or its subsidiaries following the date of termination will no longer apply. Following such a termination, any restricted shares eligible to vest will become fully vested if the applicable Performance Goal is subsequently achieved.
Awards. The executives were awarded the following amounts of restricted shares: William J. McMorrow – 425,000 shares; Justin Enbody – 100,000 shares; Mary Ricks – 260,000 shares; Matthew Windisch – 130,000 shares; and Kent Mouton – 130,000 shares.

The foregoing summary is qualified in its entirety by reference to the full text of the Employee Restricted Stock Award Agreement with respect to the restricted shares, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits

10.1	Form of Employee Restricted Stock Award Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2015	Kennedy-Wilson Holdings, Inc. By: /S/ JUSTIN ENBODY Justin Enbody Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Employee Restricted Stock Award Agreement.